Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Jack Maurer 843-746-8242 jack.maurer@ingevity.com

Investors: Jack Maurer 843-746-8242 investors@ingevity.com

Ingevity reports second quarter 2020 financial results

•Ingevity delivers results in line with special, one-time second quarter guidance driven by cost reduction actions and strong execution
•Company reaffirms fiscal year 2020 guidance of sales between $1.10 billion and $1.20 billion and adjusted EBITDA between $310 million and $350 million
•Cost reduction initiatives bolster second quarter profitability, and will save the company $35 million in 2020 and $12 million annually going forward
•Net sales of $270.6 million were down 23.3% versus the prior year quarter as a result of weakened demand, particularly in the automotive industry, driven by the economic impacts of COVID-19
•Operating cash flow of $48.9 million; free cash flow of $33.9 million

The results and guidance in this release include Non-GAAP financial measures. Refer to the section entitled “Use of Non-GAAP Financial Measures” within this release.

NORTH CHARLESTON, S.C., July 29, 2020 – Ingevity Corporation (NYSE:NGVT) today reported its financial results for the second quarter.

“Ingevity delivered second quarter financial results in line with the special, one-time guidance we provided at the end of the first quarter,” said Rick Kelson, Ingevity’s chairman of the board, and interim president and CEO. “While we experienced a sharp decline in volumes attributable to the economic impact of the coronavirus, or COVID-19, our team remained focused and drove cost reductions that were able to partially bolster adjusted EBITDA.” He added that the company generated operating cash flow of $48.9 million, which translated to solid free cash flow of $33.9 million.

Kelson said that the downturn in automotive sales and production in North America and Europe during the quarter significantly reduced revenues for its automotive activated carbon products. This was partially offset by an upturn in demand for similar products in China. He also pointed to reduced demand in industrial specialties applications – such as printing inks – and volatility in the oilfield drilling and production industry as other drivers of the revenue decline.

“As a countermeasure, we took strong steps toward reducing costs across the corporation,” said Kelson. “We implemented initiatives that will save us $35 million this year and will result in annualized savings of $12 million going forward.”

Second quarter net sales of $270.6 million were down 23.3% versus the prior year second quarter. Net income of $20.2 million decreased 64.4% and net income margin of 7.5% was down from 16.1% in the prior year. The second quarter diluted earnings per share were $0.49 compared to $1.34 in the prior year period.

Adjusted earnings of $26.1 million were down 54.6% versus the prior year quarter. Diluted adjusted earnings per share were $0.63, which exclude, net of tax, $0.14 related primarily to restructuring and other charges, net, recognized during the quarter. This compares to diluted adjusted earnings per share of $1.36 in the prior year quarter. Adjusted EBITDA of $67.2 million were down 38.0% versus the second quarter 2019. Adjusted EBITDA margin of 24.8% was down 590 basis points from the prior year’s second quarter.

Performance Chemicals

“In Performance Chemicals, sales to all of the end-use applications declined due to the COVID-19 economic impact in varying degrees,” said Kelson. “We saw comparatively reasonable strength in Pavement Technologies and Engineered Polymers. However, reduced demand in Industrial Specialties and Oilfield Technologies was more significant.”

Sales to Pavement Technologies applications were about even with the prior year as paving in North America continued largely unaffected. In addition, sales to pavement customers in the Europe, Middle East and Africa region (EMEA) increased, albeit from a smaller base. Sales for the Engineered Polymers product line were down somewhat due to reduced industrial demand, predominantly for caprolactone monomer. Sales decreased in Industrial Specialties applications due to demand weakness for printing inks as printed retail advertising declined. Reduced sales of tall oil fatty acid (TOFA) and continued pressure on tall oil rosin (TOR) prices also contributed. Despite oil prices that stabilized in the quarter, sales to Oilfield Technologies customers were cut sharply in line with reduced drilling in North America.

Second quarter 2020 sales in the Performance Chemicals segment were $186.2 million, down 18.9% versus the second quarter 2019. Segment EBITDA were $43.9 million, down 25.6% versus the prior year quarter due to lower volumes. Price/mix impacts, production costs and foreign currency exchange were fundamentally unchanged. Selling, general and administrative (SG&A) cost reductions helped to improve the segment EBITDA. Segment EBITDA margin declined 210 basis points to 23.6%.

Performance Materials

“Shutdowns at automakers in North America and Europe resulted in significantly lower volumes in the quarter,” said Kelson. “However, even as OEMs and our Tier One customers worked through inventory, we saw significant demand late in the quarter which enabled us to finish the period strongly. We believe this bodes well for the rest of the year.”

Kelson said that the decline in North American revenue was partially offset by rebounding automotive business in China. Ingevity’s activated carbon pellet sales in China in the second quarter were the second highest on record reflecting the strong demand rebound and the implementation of the China 6 standard, which is essentially completed.

Second quarter 2020 sales in the Performance Materials segment were $84.4 million, down 31.4% versus the second quarter 2019. Segment EBITDA were $23.3 million, down 52.7% versus the prior year period due to the sharp downturn in volumes and resulting decreased production throughput. These were partially offset by decreased plant spending, furloughs at several Performance Materials’ manufacturing facilities, and reductions in SG&A costs. Segment EBITDA margin decreased 1,240 basis points to 27.6%.

Outlook

Ingevity reaffirmed its fiscal year 2020 guidance of sales between $1.10 billion and $1.20 billion and adjusted EBITDA between $310 million and $350 million.

“Barring any further economic deterioration, we are confident in our ability to meet our current guidance,” said Kelson. “We continue to maintain a strong financial position. Most importantly, we are working on controlling what we can control in this challenging environment.”

Ingevity: Purify, Protect and Enhance
Ingevity provides specialty chemicals, high-performance carbon materials and engineered polymers that purify, protect, and enhance the world around us. Through a team of talented and experienced people, Ingevity develops, manufactures, and brings to market products and processes that help customers solve complex problems. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bio-plastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,850 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.

Additional Information The company will host a live webcast on Thursday, July 30, 2020, at 10 a.m. (Eastern Time) to discuss second quarter fiscal results. The webcast can be accessed through the investors section of Ingevity’s website (www.ingevity.com), or via this link: Ingevity Q2 2020 webcast. You may also listen to the conference call by dialing 877-407-2991 (inside the U.S.) or 201-389-0925 (outside the U.S.), at least 10 minutes prior to the start of the event. Information on how to access the webcast and conference call, along with a slide deck containing other relevant financial and statistical information, will be posted to the Investors section of Ingevity’s website prior to the call. For those unable to join the live event, a replay of the webcast will be available beginning at approximately 2 p.m. (Eastern Time) on July 30, 2020, through August 30, 2020: Ingevity Q2 2020 webcast replay.

Use of Non-GAAP Financial Measures Ingevity has presented certain financial measures which have not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Definitions of our non-GAAP financial measures and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP are included in the financial schedules accompanying this news release, under the section entitled "Non-GAAP Financial Measures."

Cautionary Statements About Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward looking statements generally include the words “may,” “could,” “should,” “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” “forecast,” “prospect,” “potential” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; impact of COVID-19; synergies and the potential benefits of the acquisition of Perstorp Holding AB’s Capa® caprolactone business (the “acquisition”); capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; markets for securities and expected future repurchases of shares, including statements about the manner, amount and timing of repurchases. Like other businesses, Ingevity is subject to risks and uncertainties that could cause its actual results to differ materially from its expectations or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, adverse effects from the COVID-19 pandemic; risks that the expected benefits from the acquisition may not be realized or will not be realized in the expected time period, the risk that the acquired business will not be integrated successfully and the risk of significant transaction costs and unknown or understated liabilities; adverse effects of general economic and financial conditions; risks related to international sales and operations; impacts of currency exchange rates and currency devaluation; compliance with U.S. and foreign regulations concerning our operations outside the U.S.; changes in trade policy, including the imposition of tariffs; the impact of the United Kingdom’s withdrawal from the European Union; attracting and retaining key personnel; adverse conditions in the global automotive market or adoption of alternative and new technologies; competition from producers of alternative products and new technologies, and new or emerging competitors; competition from infringing intellectual property activity; worldwide air quality standards; a decrease in government infrastructure spending; declining volumes and downward pricing in the printing inks market; the limited supply of or lack of access to sufficient crude tall oil; a prolonged period of low energy prices; the provision of services by third parties at several facilities; natural disasters, such as hurricanes, winter or tropical storms, earthquakes, tornados, floods, fires; other unanticipated problems such as labor difficulties, equipment failure or unscheduled maintenance and repair; protection of intellectual property and proprietary information; information technology security breaches and other disruptions; complications with designing and implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes. These and other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are and will be more particularly described in our filings with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2019 our Form 10-Q for the period ended March 31, 2020 and our other periodic filings. Readers are cautioned not to place undue reliance on Ingevity’s projections and forward-looking statements, which speak only as the date thereof. Ingevity undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this press release, or to update them to reflect events or circumstances occurring after the date of this press release.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share data	2020	2019	2020	2019
Net sales	$270.6	$352.8	$558.8	$629.6
Cost of sales	186.7	218.4	360.3	398.1
Gross profit	83.9	134.4	198.5	231.5
Selling, general and administrative expenses	34.5	42.5	73.0	81.6
Research and technical expenses	5.4	5.0	11.6	10.1
Restructuring and other (income) charges, net	7.3	0.3	7.8	0.3
Acquisition-related costs	0.4	0.8	1.7	23.6
Other (income) expense, net	0.9	—	2.9	(3.7)
Interest expense, net	10.0	13.1	20.9	24.2
Income (loss) before income taxes	25.4	72.7	80.6	95.4
Provision (benefit) for income taxes	5.2	15.9	15.1	15.9
Net income (loss)	$20.2	$56.8	$65.5	$79.5

Per share data
Basic earnings (loss) per share	$0.49	$1.36	$1.58	$1.90
Diluted earnings (loss) per share	0.49	1.34	1.57	1.88
Weighted average shares outstanding
Basic	41.2	41.8	41.5	41.8
Diluted	41.4	42.2	41.7	42.2

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2020	2019	2020	2019
Net sales
Performance Materials	$84.4	$123.1	$205.5	$232.2
Automotive Technologies product line	74.7	113.9	187.6	213.6
Process Purification product line	9.7	9.2	17.9	18.6
Performance Chemicals	$186.2	$229.7	$353.3	$397.4
Oilfield Technologies product line	14.2	29.7	44.4	58.9
Pavement Technologies product line	63.9	64.6	84.6	83.1
Industrial Specialties product line	76.5	101.1	156.4	196.9
Engineered Polymers product line(1)	31.6	34.3	67.9	58.5
Total net sales	$270.6	$352.8	$558.8	$629.6

Segment EBITDA (2)
Performance Materials	$23.3	$49.3	$84.5	$100.5
Performance Chemicals	43.9	59.0	74.9	91.3
Total segment EBITDA (2)	$67.2	$108.3	$159.4	$191.8

Interest expense, net	(10.0)	(13.1)	(20.9)	(24.2)
(Provision) benefit for income taxes	(5.2)	(15.9)	(15.1)	(15.9)
Depreciation and amortization - Performance Materials	(7.3)	(5.8)	(14.5)	(11.6)
Depreciation and amortization - Performance Chemicals	(16.8)	(15.6)	(33.9)	(28.3)
Restructuring and other income (charges), net (3)	(7.3)	(0.3)	(7.8)	(0.3)
Acquisition and other-related costs (4)	(0.4)	(0.8)	(1.7)	(32.0)
Net income (loss)	$20.2	$56.8	$65.5	$79.5
_______________
(1) Engineered Polymers product line was acquired on February 13, 2019.
(2) Segment EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense, net associated with corporate debt facilities, income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other-related costs, pension and postretirement settlement and curtailment (income) charges.
(3) Income (charges) for all periods presented relate to restructuring activity and costs associated with the business transformation initiative. For the three and six months ended June 30, 2020, charges of $2.7 million and $2.9 million relate to the Performance Material segment, respectively, and charges of $4.6 million and $4.9 million related the Performance Chemicals segment. For the three and six months ended June 30, 2019, all charges relate to the Performance Chemicals segment.
(4) Costs incurred to complete and integrate the acquisition noted above into our Performance Chemicals segment are expensed as incurred on our condensed consolidated statement of operations. The following table summarizes the costs incurred associated with these combined activities.

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2020	2019	2020	2019
Legal and professional service fees	$0.4	$0.8	$1.7	$10.9
Loss on hedging purchase price	—	—	—	12.7
Acquisition-related costs	$0.4	$0.8	$1.7	$23.6
Inventory fair value step-up amortization (i)	—	—	—	8.4
Acquisition and other-related costs	$0.4	$0.8	$1.7	$32.0
_______________
(i) Included within "Cost of sales" on the condensed consolidated statement of operations.
Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets

In millions	June 30, 2020	December 31, 2019
Assets	(Unaudited)
Cash and cash equivalents	$177.6	$56.5
Accounts receivable, net	132.1	150.0
Inventories, net	223.5	212.5
Prepaid and other current assets	46.5	44.2
Current assets	579.7	463.2
Property, plant and equipment, net	658.3	664.7
Goodwill	415.7	436.4
Other intangibles, net	363.7	396.2
Restricted investment	72.5	72.6
Other assets	105.6	108.6
Total Assets	$2,195.5	$2,141.7

Liabilities
Accounts payable	$78.7	$99.1
Accrued expenses	39.4	33.3
Other current liabilities	69.8	83.1
Current liabilities	187.9	215.5
Long-term debt including finance lease obligations	1,308.5	1,228.4
Deferred income taxes	103.9	100.3
Other liabilities	72.3	66.7
Total Liabilities	1,672.6	1,610.9
Equity	522.9	530.8
Total Liabilities and Equity	$2,195.5	$2,141.7

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
In millions	2020	2019
Cash provided by (used in) operating activities:
Net income (loss)	$65.5	$79.5
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	48.4	39.9
Non cash operating lease costs	9.4	10.4
Deferred income taxes	6.5	1.6
Restructuring and other (income) charges, net	7.8	0.3
Share-based compensation	3.2	7.4
Other non-cash items	9.2	8.1
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	15.0	(42.3)
Inventories, net	(13.6)	(8.2)
Prepaid and other current assets	(2.7)	(6.2)
Current liabilities	(31.6)	(15.2)
Income taxes	2.8	6.4
Operating leases	(9.4)	(10.2)
Changes in other operating assets and liabilities, net	(1.4)	—
Net cash provided by (used in) operating activities	$109.1	$71.5
Cash provided by (used in) investing activities:
Capital expenditures	$(34.5)	$(57.7)
Payments for acquired businesses, net of cash acquired	—	(537.9)
Other investing activities, net	(2.9)	(3.7)
Net cash provided by (used in) investing activities	$(37.4)	$(599.3)
Cash provided by (used in) financing activities:
Proceeds from revolving credit facility	$346.1	$777.4
Proceeds from long-term borrowings	—	375.0
Payments on revolving credit facility	(257.3)	(519.9)
Payments on long-term borrowings	(9.4)	(113.1)
Debt issuance costs	—	(1.8)
Borrowings (repayments) of notes payable and other short-term borrowings, net	(0.7)	1.8
Tax payments related to withholdings on vested equity awards	(3.0)	(14.3)
Proceeds and withholdings from share-based compensation plans, net	2.6	3.0
Repurchases of common stock under publicly announced plan	(32.4)	(3.3)
Net cash provided by (used in) financing activities	$45.9	$504.8
Increase (decrease) in cash, cash equivalents, and restricted cash	117.6	(23.0)
Effect of exchange rate changes on cash	3.4	(0.1)
Change in cash, cash equivalents, and restricted cash(1)	121.0	(23.1)
Cash, cash equivalents, and restricted cash at beginning of period	64.6	77.5
Cash, cash equivalents, and restricted cash at end of period (1)	$185.6	$54.4

(1) Includes restricted cash of $8.0 million and $1.1 million and cash and cash equivalents of $177.6 million and $53.3 million at June 30, 2020 and 2019, respectively. Restricted cash is included within "Prepaid and other current assets" within the condensed consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$23.5	$20.9
Cash paid for income taxes, net of refunds	5.7	8.1
Purchases of property, plant and equipment in accounts payable	3.5	7.0
Leased assets obtained in exchange for new finance lease liabilities	—	—
Leased assets obtained in exchange for new operating lease liabilities	5.9	1.1

Financial Schedules - Page 4

Ingevity Corporation
Non-GAAP Financial Measures

Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP on the following pages. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. Investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.

Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) plus restructuring and other (income) charges, net, acquisition and other-related costs, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share plus restructuring and other (income) charges, net per share, acquisition and other-related costs per share, pension and postretirement settlement and curtailment (income) charges per share and the income tax expense (benefit) per share on those items, less the per share tax provision (benefit) from certain discrete tax items per share.
Adjusted EBITDA is defined as net income (loss) plus provision (benefit) for income taxes, interest expense, net, depreciation and amortization, restructuring and other (income) charges, net, acquisition and other-related costs, and pension and postretirement settlement and curtailment (income) charges.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net sales
Free Cash Flow is defined as the sum of cash provided by (used in) the following items: operating activities less capital expenditures

Ingevity also uses the above financial measures as the primary measures of profitability used by managers of the business. In addition, Ingevity believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities.

GAAP Reconciliation of 2020 Adjusted EBITDA Guidance

A reconciliation of net income to adjusted EBITDA as projected for 2020 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other-related costs in connection with the acquisition of Perstorp Holding AB’s Capa caprolactone business; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to future guidance and assessment of U.S. tax reform. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share data (unaudited)	2020	2019	2020	2019
Net income (loss) (GAAP)	$20.2	$56.8	$65.5	$79.5
Restructuring and other (income) charges, net	7.3	0.3	7.8	0.3
Acquisition and other-related costs	0.4	0.8	1.7	32.0
Tax effect on items above	(1.8)	(0.3)	(2.2)	(5.6)
Certain discrete tax provision (benefit) (1)	—	(0.1)	0.5	(6.8)
Adjusted earnings (loss) (Non-GAAP)	$26.1	$57.5	$73.3	$99.4

Diluted earnings (loss) per common share (GAAP)	$0.49	$1.34	$1.57	$1.88
Restructuring and other (income) charges	0.17	0.01	0.19	0.01
Acquisition and other-related costs	0.01	0.02	0.04	0.76
Tax effect on items above	(0.04)	(0.01)	(0.05)	(0.13)
Certain discrete tax provision (benefit)	—	—	0.01	(0.16)
Diluted adjusted earnings (loss) per share (Non-GAAP)	$0.63	$1.36	$1.76	$2.36

Weighted average common shares outstanding - Diluted	41.4	42.2	41.7	42.2
_______________
(1) Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of changes associated with U.S. Tax Reform. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.
Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except percentages (unaudited)	2020	2019	2020	2019
Net income (loss) (GAAP)	$20.2	$56.8	$65.5	$79.5
Provision (benefit) for income taxes	5.2	15.9	15.1	15.9
Interest expense, net	10.0	13.1	20.9	24.2
Depreciation and amortization	24.1	21.4	48.4	39.9
Restructuring and other (income) charges, net	7.3	0.3	7.8	0.3
Acquisition and other-related costs	0.4	0.8	1.7	32.0
Adjusted EBITDA (Non-GAAP)	$67.2	$108.3	$159.4	$191.8

Net sales	$270.6	$352.8	$558.8	$629.6
Net income (loss) margin	7.5%	16.1%	11.7%	12.6%
Adjusted EBITDA margin	24.8%	30.7%	28.5%	30.5%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions (unaudited)	2020	2019	2020	2019
Cash Flow from Operations	$48.9	$79.5	$109.1	$71.5
Less: Capital Expenditures	15.0	29.6	34.5	57.7
Free Cash Flow	$33.9	$49.9	$74.6	$13.8

Financial Schedules - Page 8